August 1, 2008

TSX Venture Exchange Symbol: MDW
American Stock Exchange Symbol: MDW
Website: www.midwaygold.com

GOLDEN EAGLE PROPERTY ACQUIRED

Midway Gold Corp. ("Midway") is pleased to announce that it has acquired a 100% interest in the Golden Eagle property in Ferry County, Washington.

Alan Branham, President and CEO of Midway Gold, stated that "we are pleased to have been able to come to an agreement with both Kinross and Hecla to acquire 100% of the property. The Golden Eagle property offers a very attractive underground high-grade vein exploration target on private ground. We believe that exploring under the historic two million ounce hot springs system is an attractive place to find more high-grade gold. This target is adjacent to the Republic Knob Hill veins which produced high-grade gold for Hecla for over 20 years. We will also review options to process sulfide mineralization, in view of newer technologies and the economics afforded by a higher gold price. The ability to explore the deeper targets combined with the strategic access to Kinross' nearby mill is a bonus that could add value to any new oxide ounces discovered on the property."

On August 1, 2008 the Company issued 600,000 common shares to Kinross Gold USA Inc. for proceeds of US$1,500,000 subject to a six-month hold period.

On May 28, 2008 Midway entered into a letter of intent to acquire a 75% interest in the Golden Eagle property from a subsidiary of Kinross for US$1,500,000. Kinross retained a 2% net smelter returns royalty and was granted a first right of refusal to toll mill ore from the Golden Eagle property at their Kettle River Mill. Midway subsequently entered into a letter of intent to acquire Hecla Limited's 25% interest in the property for a cash payment of US$483,333. Both Kinross and Hecla declined their pre-emptive rights against each other's interests and the transactions closed on August 1, 2008.

Midway completed the acquisition of the Golden Eagle property through a wholly-owned subsidiary created to hold the property ("Spin-co").

Golden Predator Mines Inc. and Midway have contemplated in the term sheet announced on July 17, 2008 that, prior to completion of the business combination between them, 80.1% of the shares of Spin-Co will be spun-off to current Midway shareholders. The resulting combined company will hold the balance of 19.9% of the shares of Spin-co.

The spin-off is subject to approval of the final terms by the board of directors of each of Golden Predator and Midway, as well as regulatory, stock exchange, shareholder and court approvals and compliance with applicable securities laws.

Hecla operated the nearby Knob Hill Mine, near Republic, Washington which produced over 2 million ounces of gold before closing. Santa Fe Gold calculated a historic resource for the 211

TEL: (604) 536-2711 | FAX: (604) 536-2788 | 15782 MARINE DRIVE – UNIT 1, WHITE ROCK, B.C. CANADA V4B 1E6 | MIDWAYGOLD.COM

acres of private land comprising the Golden Eagle property of 32,191,280 tons grading 0.069 ounce per standard ton for 2,221,198 ounces of gold in 1996. *A qualified person has not reviewed this resource and the historical estimate should not be relied upon.*

Midway Gold Corp. is a precious metals exploration company, listed on the American Stock Exchange and on the TSX Venture Exchange under the symbol "MDW." Midway's focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. The company has three advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada.

ON BEHALF OF THE BOARD
"Alan Branham"

____

Alan Branham, President and CEO

For further information, please contact Morgan Moffatt, Investor Relations Manager for Midway Gold Corp. at (877) 475-3642, Ext. 14 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the timing of our exploration and drilling programs; timing of the preparation of our preliminary economic assessment, geological models, mine plan and definitive feasibility study; expectations related to enhancing resource grades; financing plans and the availability of future financing for our projects; anticipated results of our exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.